EXHIBIT 10.2

FIRST AMENDMENT

TO THE

FREIGHTCAR AMERICA, INC.

2005 LONG TERM INCENTIVE PLAN

WHEREAS, FreightCar America, Inc. (the “Company”) maintains the FreightCar America, Inc. 2005 Long Term Incentive Plan (the “Plan”);

WHEREAS, the Company’s Board of Directors (the “Board”) may amend the Plan pursuant to Section 9(c) of the Plan;

WHEREAS, the Board considers it desirable to amend the Plan (i) to eliminate the Committee’s ability to reprice options and stock appreciation rights awarded under the Plan, (ii) to update the Plan for applicable accounting issues under FAS 123R, and (iii) to make other desirable changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective December 16, 2006 in the following particulars:

1. By substituting the following for Section 3(e) of the Plan:

“(e) Option and SAR Repricing. Except as provided in Section 4(c), the Committee shall not modify an outstanding Option or SAR so as to specify a lower exercise price (and will not cancel an Option or SAR and substitute for it an Options or SAR with a lower exercise price), without the approval of the Company’s shareholders. In addition, except as provided in Section 4(c), the Committee may not cancel an outstanding Option or SAR whose exercise price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award without the prior approval of the Company’s stockholders.”

2. By substituting the following for Section 4(c) of the Plan:

“(c) Stock Adjustments.

(i) Adjustment of Awards Upon the Occurrence of Certain Events. In the event of any consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee shall adjust the aggregate number of Shares subject to the Plan and the number of Shares that may be made subject to Awards to any individual Participant as set forth in Sections 4(a) and 4(b), as well as the aggregate number of shares that may be made subject to any type of Award.

(ii) Equity Restructurings. If the outstanding Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change to equalize the fair value of the Awards before and after the equity restructuring. Any such adjustment in an outstanding Option (or SAR) shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Option (or SAR) but with a corresponding adjustment in the exercise price per share or other unit of any security covered by such Option (or SAR).

(iii) Reciprocal Transactions. The Committee may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price per share of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares resulting from any reciprocal transaction such as a business combination, merger or acquisition. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(iv) Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards.

(v) Adjustment Restrictions. If any such adjustment or substitution provided for in this Section 4(c) requires the approval of stockholders in order to enable the Company to grant ISOs, then no such adjustment or substitution of ISOs shall be made without prior stockholder approval. If the effect of any adjustment or substitution would be to cause an Option to fail to continue to qualify as an ISO or to cause a modification, extension or renewal of such Option within the meaning of Code Sections 409A or 424, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee in its sole discretion shall deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of Code Sections 409A or 424) of such ISO. No adjustment or substitution provided for in this Section 4(c) shall increase the amount of compensation payable under an Award to the extent such change would cause the Award to lose its qualification as ‘performance-based compensation’ for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(vi) Fractional Shares and Notice. Fractional shares resulting from any adjustment in Awards pursuant to this Section 4(c) may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.”

3. By adding the following Section 8(c) immediately following Section 8(b) of the Plan:

“(c) Discretionary Actions. In the event of a Change in Control that is a merger or consolidation in which the Company is not the surviving corporation or that results in the acquisition of substantially all the Company’s outstanding shares of Common Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a ‘Covered Transaction’), the Committee shall have the discretion to provide for the termination of all outstanding Options and SARs as of the effective date of the Covered Transaction; provided, that, no Option or SAR will be so terminated (without the consent of the Participant) prior to the expiration of twenty (20) days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction. In the event of a Change in Control that involves a purchase of Common Stock for cash, the Board can implement or negotiate a procedure whereunder all Participants’ unexercised Options or SARs may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the exercise price.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, FreightCar America, Inc. causes these presents to be duly executed by its proper officer thereunto duly authorized this 16th day of December, 2006.

FREIGHTCAR AMERICA, INC.

By:	/s/ Kevin P. Bagby
Its:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary